Filed pursuant to 424(b)(3)
Registration No. 333-122743

SUPPLEMENT NO. 11

DATED MAY 3, 2007

TO THE PROSPECTUS DATED DECEMBER 8, 2006

OF INLAND AMERICAN REAL ESTATE TRUST, INC.

This Supplement No. 11 supplements our prospectus dated December 8, 2006, as previously supplemented by Supplement No. 6 dated March 8, 2007, Supplement No. 7 dated March 23, 2007, Supplement No. 8 dated April 5, 2007, Supplement No. 9 dated April 16, 2007 and Supplement No. 10 dated April 16, 2007.  This supplement updates, modifies or supersedes certain information in the prospectus sections entitled “Business and Policies,” “Description of Real Estate Assets” and “Plan of Distribution” as described below.  You should read this Supplement No. 11 together with our prospectus dated December 8, 2006 and each of the foregoing supplements thereto.

Business and Policies

Investments in Securities

This subsection which has been added to page 123 of the “Business and Policies” section of the prospectus, directly following “Acquisition of REITs,” has been updated and modified as follows:

Feldman Mall Properties, Inc.  On April 10, 2007, we entered into an agreement to purchase up to 2,000,000 shares of series A preferred stock of Feldman Mall Properties, Inc. (NYSE: FMP) (“Feldman”), a self-administered and self-managed real estate investment trust that focuses on acquiring and renovating underperforming or distressed shopping malls.  Pursuant to our agreement with Feldman, we have agreed to purchase series A preferred stock at a price of $25.00 per share, for a total investment of $50 million.  We were required to purchase at least 600,000 shares of the series A preferred stock by April 30, 2007; however, if the closing for these shares occurred after April 16, 2007, Feldman was required to pay us a stand-by fee of $2,815.07 for each day from and including April 17, 2007, to and including the day before initial closing.   We must purchase the remaining shares of the series A preferred stock, in minimum increments of 400,000 shares, by April 10, 2008.  As of April 30, 2007, we had purchased 600,000 shares of the Feldman series A preferred stock. Although the closing did not occur until April 30, 2007, thus Feldman owes us approximately $36,600 for stand-by fees.

Notes Receivable

This subsection, which starts on page 123 in the “Business and Policies” section of the prospectus, has been modified as follows:

On April 26, 2007, we funded a loan, through our subsidiary, IA Sacramento Rail, L.L.C., (herein referred to as “IASR”), of $125 million to an unaffiliated third party, S. Thomas Enterprises of Sacramento, LLC, a Delaware limited liability company (herein referred to as “STES”).  Under the promissory note, STES is required to make monthly interest-only payments at an annual interest rate of 7.9% until the loan is repaid in full.  At closing, STES was required to deposit approximately $19.4 million into an interest reserve account to be paid to IASR as these payments become due.  STES has granted IASR a first-priority perfected security interest in this reserve and any monies therein.  The loan matures on December 31, 2007.  Subject to certain conditions, STES may extend the term of the loan to December 31, 2008 by paying an extension fee of $100,000, and an additional $50,000 to extend the loan for an additional four months to become due April 30, 2008.

As collateral for this loan, Fourth Quarter Properties 130, LLC, the sole member of STES, has pledged all of its membership interests in STES and STES has granted IASR a deed in trust against 228.36 acres of the former Union Pacific Rail Yard property in Sacramento, California, together with any equipment and any buildings or improvements now existing or later constructed on the property.  Approximately 195.76 acres of this property was pledged as a first priority mortgage and 32.60 acres was pledged as a second priority mortgage.  The City of Sacramento has first position on the second mortgage covering 23.86 acres (parcel B) and 8.74 acres (parcel D).  Approximately 205 acres of this property, which was appraised for approximately $451 million, presently is being redeveloped by STES.  In connection with this redevelopment, STES is performing work to remedy existing contamination at the premises; STES anticipates funding the remediation through a $60 million pre-funded environmental remediation insurance policy that it holds with AIG.  STES has assigned its interests in the contracts relating to the development and zoning of the property and the environmental remediation insurance policy in connection with the loan from IASR.

Further, in connection with STES’s ongoing performance of environmental remediation work at the property, STES, Stanley E. Thomas and Thomas Enterprises, Inc., have agreed to indemnify IASR, subject to certain conditions, against losses arising under certain environmental laws or resulting from the release of hazardous materials at the property.  In connection with this loan to STES, IASR will hold in reserve, for the duration of any environmental remediation work, approximately $2.2 million for additional environmental clean-up which is not covered by the AIG policy that may be required on this property over the next two years.  Stanley E. Thomas and Thomas Enterprises, Inc. have guaranteed the performance by STES of its obligations under the loan documents.

Joint Ventures and Other Co-Ownership Arrangements

This subsection, which starts on page 124 in the “Business and Policies” section of the prospectus, has been updated and modified as follows:

D.R. Stephens Institutional Fund On April 27, 2007, we entered into a joint venture agreement with Stephens Venture III, LLC referred to herein as “Stephens.”  The venture will be known as the D. R. Stephens Institutional Fund, LLC.  The Fund has been formed to acquire and redevelop or reposition industrial and research and development oriented properties located in the San Francisco Bay area and Silicon Valley. Stephens Venture III, LLC has been formed by Stephens & Stephens, LLC which was formed in 1999 to continue the real estate investment business operated by D. R. Stephens & Company, LLC.  D. R. Stephens was organized in 1973 and, since inception, has focused on acquiring industrial/commercial properties located in the San Francisco Bay area.

Under the joint venture agreement we will invest, through a wholly-owned subsidiary, Inland American (Stephens) SUB, LLC, approximately $90 million and Stephens will invest approximately $10 million.  Stephens will also serve as the manager of the Fund.  In that capacity, Stephens will be responsible for managing the Fund’s day-to-day affairs including supervising each subsidiary established to hold each property acquired by the Fund.  The fees to be paid to Stephens for serving as manager are described below.

We will be entitled to a preferred return on our “outstanding capital” equal to 8.5% per annum, on a cumulative basis, compounding quarterly prior to any distributions being paid to Stephens.  Once Stephens has received a similar 8.5% return on its “unreturned capital contribution,” distributions will generally be made first to each member in an amount that would provide, at a minimum an 8.5% internal rate of return on each member’s capital contribution. Thereafter, depending on the Fund’s performance, we may receive additional distributions that would increase our internal rate of return.  There is no assurance, however, that we will receive any particular level of distributions, if any, from the Fund.

The Fund will terminate no later than April 27, 2014 unless extended by the members for not more than two successive one year periods.  All decisions regarding the Fund’s operations will be made by an executive committee comprised of three members designated by Stephens and two members designated by us.  Certain “major decisions” will, however, require the approval of all members of the executive committee.  “Major decisions” for these purposes means, among other things:

•

proposals to acquire any project involving use of more than $8.0 million of our capital contribution;

•

any financing for the Fund;

•

approval of an annual operating budget;

•

proposals to require additional capital contributions from the members;

•

admitting additional members;

•

winding up or dissolving the Fund; or

•

extending the termination date of the Fund.

As noted above, Stephens will also serve as manager of the Fund.  In return, the Fund will pay Stephens:

•

an annual asset management fee equal to 1.25% on any unreturned capital contributions ;

•

a property management fee equal to 4.5% of gross collected revenues ; and

•

an acquisition fee equal to 0.5% of the purchase price of any assets acquired by the Fund.

As of the date of this supplement the Fund has acquired two industrial properties consisting of approximately 212,057 total gross leasable square feet located in Fremont, California for a total purchase price of approximately $22.9 million of which we have funded approximately $14.7 million.

Description of Real Estate Assets

This section updates the discussion contained in the prospectus under the heading “Description of Real Estate Assets,” which begins on page 131 of the prospectus.  Note that any discussion regarding the probable acquisition of a property or portfolio of properties under the heading “Potential Acquisitions” will be superseded to the extent that the property or one or more of the properties that make up the portfolio, as the case may be, are acquired.  Such acquisitions are identified in this supplement under the heading “Acquired Properties.”

Acquired Properties

We purchased the following properties on the dates indicated below.

Pavilions at Hartman Heritage On May 3, 2007, we purchased a fee simple interest in a retail center known as Pavilions at Hartman Heritage, which contains approximately 223,881 gross leasable square feet.  The center is located at I-70 and Little Blue Parkway in Independence, Missouri.  Pavilions at Hartman Heritage was built in 2003 and re-tenanted in 2006.  As of May 1, 2007, this property was 92% occupied, with a total of approximately 205,079 square feet leased to twenty-five tenants.  The property competes with at least five other retail centers in the Independence/Raytown submarket of the Kansas City market for sales, tenants or both.

We purchased this property from an unaffiliated third party, Pavilions, LLC, for approximately $39.8 million out of a total purchase price of $42.6 million. At closing, approximately $869,000 was placed into escrow by the seller: $268,000 to fund future tenant improvement and leasing commission costs related to future earnout space of approximately 14,885 square feet of vacant and unleased space, and $601,000 for rent, common area maintenance costs, property taxes, tenant improvements and leasing commission costs related to approximately 26,102 square feet of master leased space. Approximately $2.0 million of the purchase price remains subject to a future earnout for 14,885 gross leasable square feet of vacant and unleased space. The seller has up to twenty-four months to lease this earnout space and earn all or a portion of these amounts.  We purchased this property for cash and may later borrow monies using the property as collateral.

We do not intend to make significant repairs and improvements to this property over the next few years.  However, if any repairs or improvements are made, the tenants may be obligated by the terms of its lease to pay a substantial portion of any monies spent.

We believe that the property is adequately covered by insurance.

Two tenants, Stein Mart and Linens N’ Things, each lease more than 10% of the total gross leasable area of the property.  The leases with these tenants require the tenants to pay base annual rent on a monthly basis as follows:

	Approximate GLA Leased	% of Total	Base Rent Per Square Foot Per	Renewal	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Options	Beginning	To
Stein Mart	36,470	16	6.75	3/5 yr.	04/03	03/08
			7.25		04/08	03/13
			7.75		04/13	04/18

Linens N’ Things	33,166	15	11.25	3/5 yrs.	06/03	05/08
			11.75		06/08	01/14

In general, each tenant is required to pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants only require the tenants to pay these expenses up to a certain amount.

Real estate taxes paid in 2006 for the tax year ended 2006 (the most recent tax year for which information is generally available) were approximately $599,845.  The real estate taxes paid were calculated by multiplying Pavilions at Hartman Heritage’s assessed value by a tax rate of 7.36%.

For federal income tax purposes, the depreciable basis in this property is approximately $31.9 million.  We calculate depreciation expense for tax purposes using the modified accelerated cost recovery system method.  We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

The following table sets forth certain information with respect to the expiration of leases currently in place at this property:

Year Ending December 31	Number of Leases Expiring	Approx. Gross Leasable Area of Expiring Leases (Sq. Ft.)	Total Annual Base Rental Income of Expiring Leases ($)	% of Total Annual Base Rental Income Represented by Expiring Leases
2007	1	1,376	31,648	1.10%
2008	2	9,720	158,750	5.41%
2009	2	4,049	95,973	3.40%
2010	5	9,981	229,913	8.32%
2011	1	2,000	47,200	1.84%
2012	3	5,553	130,026	5.17%
2013	2	17,212	318,984	39.55%
2014	3	63,232	835,192	9.96%
2015	1	10,011	210,231	14.22%
2016	1	1,742	41,808	3.87%

The table below sets forth certain information with respect to the occupancy rate at Pavilions at Hartman Heritage expressed as a percentage of total gross leasable area and the average effective annual base rent per square foot.

Year Ending December 31	Occupancy Rate as of December 31	Effective Annual Rental Per Square Foot ($)
2006	80%	13.95
2005	78%	13.73
2004	75%	13.34
2003	54%	11.92

2002	-	-

University House at Huntsville On May 1, 2007, we purchased, through a wholly owned subsidiary formed for this purpose, a fee simple interest in an undeveloped parcel of land consisting of approximately 24.50 acres and located on three sides of Lake Road, Wilson Street and College Farm Road adjacent to an extension of the Sam Houston State University Campus in Huntsville, Texas.

We anticipate developing this land to construct a 318 unit, 687 bedroom garden style student housing apartment complex that will have between one to four bedroom units.  The property will be leased on a bedroom basis with tenants sharing a living room and kitchen and is being developed to serve the students attending Sam Houston State University.  The property will compete with at least thirteen other student housing apartment complexes located in the Huntsville market when construction is completed, which is anticipated by August 2008,

We purchased this parcel of land from an unaffiliated third party, Utley Residential Company, L.P., for approximately $1.3 million in cash, and may later borrow monies using this land as collateral.  We anticipate that the cost to develop this property will be approximately $24.8 million. We are of the opinion that the land is adequately covered by insurance.

Real estate taxes paid in 2006 for the tax year ended 2006 (the most recent tax year for which information is generally available) were approximately $8,018.  The real estate taxes paid were calculated by multiplying the undeveloped parcel of land’s assessed value by a tax rate of 2.68%.  We anticipate that our purchase of the land will result in an increase of property taxes in 2008 using a 100% fair market assessed value based on the purchase price which would result in approximately $36,200 in property taxes.  Once construction is completed on the development, we anticipate that the county will reassess the cost of the property’s improvements in 2008 and will adjust the amount of the property tax due to include the assessed value of the improvements.  Based on our estimate of development costs of $24.8 million, we anticipate that the 2009 property taxes will be approximately $704,800 using the current tax rate of 2.68%.

For federal income tax purposes, the costs associated with undeveloped land may not be depreciated. We anticipate that the depreciable basis in this property will be $18.6 million, assuming additional costs to complete do not exceed $18.6 million. We calculate depreciation for multi-family buildings and improvements for tax purposes using the cost recovery method based on estimated useful lives of 27.5 and twenty years, respectively.  We also anticipate spending approximately $1.5 million for personal property at the student housing apartment complex. This personal property will have an estimated useful life of five years.

Gravois Dillon Plaza – Phase I   On April 30, 2007, we purchased, through a wholly owned subsidiary formed for this purpose, a fee simple interest in the first phase of a retail center known as Gravois Dillon Plaza -Phase I, which contains a total of approximately 136,694 gross leasable square feet.  The center is located at 5301-5315 Caroline Drive, 1-13 Dillon Plaza in High Ridge, Missouri.  Gravois Dillon Plaza - Phase I was built in various stages from 1996 through 2004.  As of May 1, 2007, this property was 100% occupied and leased to twenty-three tenants.  The property competes with at least five other retail centers in the St. Louis South submarket of the St. Louis market for sales, tenants or both.

We purchased this property from unaffiliated third parties, Gravois Dillon I, L.L.C., Gravois Dillon VI, L.L.C., Gravois Dillon 4-D, L.L.C., and Gravois Dillon 4-E, L.L.C., for approximately $22.8 million.  We purchased this property for cash and may later borrow monies using the property as collateral.

We do not intend to make significant repairs and improvements to this property over the next few years.  However, if any repairs or improvements are made, the tenants may be obligated by the terms of its lease to pay a substantial portion of any monies spent.

We believe that the property is adequately covered by insurance.

Two tenants, Schnuck Markets and Sears Roebuck & Company, each lease more than 10% of the total gross leasable area of the property.  The leases with these tenants require the tenants to pay base annual rent on a monthly basis as follows:

	Approximate GLA Leased	% of Total	Base Rent Per Square Foot Per	Renewal	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Options	Beginning	To
Schnuck Markets	62,336	46	8.50	6/5 yr.	06/97	06/07
			9.00		06/07	06/17

Sears Roebuck & Company	23,164	17	9.55	2/5 yr.	12/06	12/11

In general, each tenant is required to pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants only require the tenants to pay these expenses up to a certain amount.

Real estate taxes paid in 2006 for the tax year ended 2006 (the most recent tax year for which information is generally available) were approximately $302,193.  The real estate taxes paid were calculated by multiplying Gravois Dillon Plaza’s - Phase I’s assessed value by a tax rate of 7.24%.

For federal income tax purposes, the depreciable basis in this property is approximately $17.1 million.  We calculate depreciation expense for tax purposes using the modified accelerated cost recovery system method.  We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

The following table sets forth certain information with respect to the expiration of leases currently in place at this property:

Year Ending December 31	Number of Leases Expiring	Approx. Gross Leasable Area of Expiring Leases (Sq. Ft.)	Total Annual Base Rental Income of Expiring Leases ($)	% of Total Annual Base Rental Income Represented by Expiring Leases
2007	1	1,500	N/A (1)	-
2008	2	3,000	57,000	3.41%
2009	5	8,174	170,974	10.53%
2010	5	15,870	242,500	16.63%
2011	1	23,164	221,560	18.20%
2012	1	2,765	55,300	5.48%
2013	2	5,589	112,869	11.83%
2014	3	7,650	142,475	16.91%
2015	1	1,400	39,200	5.61%
2016	-	-	-	-

(1)  This lease which expires in 2007 is for the Jefferson County Sheriff’s space which is not charged any rent.

The table below sets forth certain information with respect to the occupancy rate at Gravois Dillon Plaza -Phase I expressed as a percentage of total gross leasable area and the average effective annual base rent per square foot.

Year Ending December 31	Occupancy Rate as of December 31	Effective Annual Rental Per Square Foot ($)
2006	100%	12.14
2005	77%	12.09
2004	75%	11.76
2003	70%	11.14
2002	62%	10.20

University House at Gainesville On April 25, 2007, we purchased, through a wholly owned subsidiary formed for this purpose, a fee simple interest in an undeveloped parcel of land consisting of approximately 7.57 acres and located at the southeast corner of Northwest 7th Avenue and Northwest 13th Street in Gainesville, Florida.

We anticipate developing this land to construct a 185 unit, 584 bedroom student housing apartment complex that will have between one to four bedroom units.  The property will be leased on a bedroom basis with tenants sharing a living room and kitchen and is being developed to serve the students attending the University of Florida or a local community college.  The property will compete with at least eight other student housing apartment complexes located in the Gainesville market, when construction is completed, which is anticipated by August 2008,

We purchased this parcel of land from an unaffiliated third party, Park Central Holdings of Gainesville, LLC, for approximately $6.5 million in cash, and may later borrow monies using this land as collateral.  We anticipate that the cost to develop this property will be approximately $31.7 million. We are of the opinion that the land is adequately covered by insurance.

Real estate taxes paid in 2006 for the tax year ended 2006 (the most recent tax year for which information is generally available) were approximately $59,668.  The real estate taxes paid were calculated by multiplying the undeveloped parcel of land’s assessed value by a tax rate of 2.46%.  We anticipate that our purchase of the land will result in an increase of property taxes in 2008 using an 80% fair market assessed value based on the purchase price, or approximately $5.1 million, which would result in approximately $120,800 in property taxes.  Once construction is completed on the development, we anticipate that the county will reassess the cost of the property’s improvements in 2008 and will adjust the amount of the property tax due to include the assessed value of the improvements.  Based on our estimate of development costs of $31.7 million, we anticipate that the 2009 property taxes will be approximately $546,000 using the current tax rate of 2.46%.  Because the property is located in a redevelopment district, we believe that we will benefit from a tax incentive program from the City of Gainesville and have been approved for an abatement which is estimated to be approximately $300,800 for 2009, based on the present value of the reimbursement of taxes not exceeding $2,168,048 using a 7.25% discount rate.

For federal income tax purposes, the costs associated with undeveloped land may not be depreciated. We anticipate that the depreciable basis in this property will be $31.7 million, assuming additional costs to complete do not exceed $31.7 million. We calculate depreciation for multi-family buildings and improvements for tax purposes using the cost recovery method based on estimated useful lives of 27.5 and twenty years, respectively.  We also anticipate spending approximately $1.1 million for personal property at the student housing apartment complex. This personal property will have an estimated useful life of five years.

The following modifies and updates Supplement No.  9, dated April 16, 2007, with respect to the specific disclosures set forth below:

ProLogis Tennessee Portfolio.  The following tables set forth certain information with respect to the expiration of leases currently in place at the properties in this portfolio that we purchased on April 9, 2007 (ground lease space is noted as “N/A”):

Airport Distribution Center #15
Year Ending December 31	Number of Leases Expiring	Approx. Gross Leasable Area of Expiring Leases (Sq. Ft.)	Total Annual Base Rental Income of Expiring Leases ($)	% of Total Annual Base Rental Income Represented by Expiring Leases
2007	-	-	-	-
2008	1	81,639	188,586	100.00%
2009	-	-	-	-
2010	-	-	-	-
2011	-	-	-	-
2012	-	-	-	-
2013	-	-	-	-
2014	-	-	-	-
2015	-	-	-	-
2016	-	-	-	-

Airport Distribution Center #16
Year Ending December 31	Number of Leases Expiring	Approx. Gross Leasable Area of Expiring Leases (Sq. Ft.)	Total Annual Base Rental Income of Expiring Leases ($)	% of Total Annual Base Rental Income Represented by Expiring Leases
2007	-	-	-	-
2008	-	-	-	-
2009	-	-	-	-
2010	1	251,685	453,033	100.00%
2011	-	-	-	-
2012	-	-	-	-
2013	-	-	-	-
2014	-	-	-	-
2015	-	-	-	-
2016	-	-	-	-

Airport Distribution Center #11
Year Ending December 31	Number of Leases Expiring	Approx. Gross Leasable Area of Expiring Leases (Sq. Ft.)	Total Annual Base Rental Income of Expiring Leases ($)	% of Total Annual Base Rental Income Represented by Expiring Leases
2007	-	-	-	-
2008	-	-	-	-
2009	-	-	-	-
2010	-	-	-	-
2011	-	-	-	-
2012	1	121,345	254,825	100.00%
2013	-	-	-	-
2014	-	-	-	-
2015	-	-	-	-
2016	-	-	-	-

Airport Distribution Center #18
Year Ending December 31	Number of Leases Expiring	Approx. Gross Leasable Area of Expiring Leases (Sq. Ft.)	Total Annual Base Rental Income of Expiring Leases ($)	% of Total Annual Base Rental Income Represented by Expiring Leases
2007	-	-	-	-
2008	1	20,250	60,750	33.64%
2009	-	-	-	-
2010	-	-	-	-
2011	1	20,250	46,575	35.06%
2012	1	34,500	85,250	100.00%
2013	-	-	-	-
2014	-	-	-	-
2015	-	-	-	-
2016	-	-	-	-

Airport Distribution Center #19
Year Ending December 31	Number of Leases Expiring	Approx. Gross Leasable Area of Expiring Leases (Sq. Ft.)	Total Annual Base Rental Income of Expiring Leases ($)	% of Total Annual Base Rental Income Represented by Expiring Leases
2007	-	-	-	-
2008	-	-	-	-
2009	-	-	-	-
2010	1	175,275	473,243	100.00%
2011	-	-	-	-
2012	-	-	-	-
2013	-	-	-	-
2014	-	-	-	-
2015	-	-	-	-
2016	-	-	-	-

Airport Distribution Center #9
Year Ending December 31	Number of Leases Expiring	Approx. Gross Leasable Area of Expiring Leases (Sq. Ft.)	Total Annual Base Rental Income of Expiring Leases ($)	% of Total Annual Base Rental Income Represented by Expiring Leases
2007	1	2,572	22,917	18.88%
2008	-	-	-	-
2009	1	16,328	49,964	46.39%
2010	1	23,100	57,750	100.00%
2011	-	-	-	-
2012	-	-	-	-
2013	-	-	-	-
2014	-	-	-	-
2015	-	-	-	-
2016	-	-	-	-

Delp Distribution Center #2
Year Ending December 31	Number of Leases Expiring	Approx. Gross Leasable Area of Expiring Leases (Sq. Ft.)	Total Annual Base Rental Income of Expiring Leases ($)	% of Total Annual Base Rental Income Represented by Expiring Leases
2007	1	32,070	75,365	28.08%
2008	1	65,646	192,996	100.00%
2009	-	-	-	-
2010	-	-	-	-
2011	-	-	-	-
2012	-	-	-	-
2013	-	-	-	-
2014	-	-	-	-
2015	-	-	-	-
2016	-	-	-	-

Airport Distribution Center #2
Year Ending December 31	Number of Leases Expiring	Approx. Gross Leasable Area of Expiring Leases (Sq. Ft.)	Total Annual Base Rental Income of Expiring Leases ($)	% of Total Annual Base Rental Income Represented by Expiring Leases
2007	-	-	-	-
2008	-	-	-	-
2009	-	-	-	-
2010	-	-	-	-
2011	1	102,400	272,384	100.00%
2012	-	-	-	-
2013	-	-	-	-
2014	-	-	-	-
2015	-	-	-	-
2016	-	-	-	-

Delp Distribution Center #5
Year Ending December 31	Number of Leases Expiring	Approx. Gross Leasable Area of Expiring Leases (Sq. Ft.)	Total Annual Base Rental Income of Expiring Leases ($)	% of Total Annual Base Rental Income Represented by Expiring Leases
2007	-	-	-	-
2008	-	-	-	-
2009	-	-	-	-
2010	1	144,000	282,240	100.00%
2011	-	-	-	-
2012	-	-	-	-
2013	-	-	-	-
2014	-	-	-	-
2015	-	-	-	-
2016	-	-	-	-

Delp Distribution Center #8
Year Ending December 31	Number of Leases Expiring	Approx. Gross Leasable Area of Expiring Leases (Sq. Ft.)	Total Annual Base Rental Income of Expiring Leases ($)	% of Total Annual Base Rental Income Represented by Expiring Leases
2007	-	-	-	-
2008	2	56,700	119,070	51.81%
2009	-	-	-	-
2010	-	-	-	-
2011	1	37,800	110,754	100.00%
2012	-	-	-	-
2013	-	-	-	-
2014	-	-	-	-
2015	-	-	-	-
2016	-	-	-	-

Airport Distribution Center #7
Year Ending December 31	Number of Leases Expiring	Approx. Gross Leasable Area of Expiring Leases (Sq. Ft.)	Total Annual Base Rental Income of Expiring Leases ($)	% of Total Annual Base Rental Income Represented by Expiring Leases
2007	-	-	-	-
2008	-	-	-	-
2009	-	-	-	-
2010	1	42,000	109,200	100.00%
2011	-	-	-	-
2012	-	-	-	-
2013	-	-	-	-
2014	-	-	-	-
2015	-	-	-	-
2016	-	-	-	-

Airport Distribution Center #8
Year Ending December 31	Number of Leases Expiring	Approx. Gross Leasable Area of Expiring Leases (Sq. Ft.)	Total Annual Base Rental Income of Expiring Leases ($)	% of Total Annual Base Rental Income Represented by Expiring Leases
2007	-	-	-	-
2008	-	-	-	-
2009	-	-	-	-
2010	-	-	-	-
2011	-	-	-	-
2012	1	32,400	74,520	100.00%
2013	-	-	-	-
2014	-	-	-	-
2015	-	-	-	-
2016	-	-	-	-

Airport Distribution Center #4
Year Ending December 31	Number of Leases Expiring	Approx. Gross Leasable Area of Expiring Leases (Sq. Ft.)	Total Annual Base Rental Income of Expiring Leases ($)	% of Total Annual Base Rental Income Represented by Expiring Leases
2007	-	-	-	-
2008	1	40,625	109,688	53.93%
2009	1	39,375	93,713	100.00%
2010	-	-	-	-
2011	-	-	-	-
2012	-	-	-	-
2013	-	-	-	-
2014	-	-	-	-
2015	-	-	-	-
2016	-	-	-	-

Southwide Industrial Center #5
Year Ending December 31	Number of Leases Expiring	Approx. Gross Leasable Area of Expiring Leases (Sq. Ft.)	Total Annual Base Rental Income of Expiring Leases ($)	% of Total Annual Base Rental Income Represented by Expiring Leases
2007	1	4,590	11,200	15.68%
2008	1	9,600	27,840	46.22%
2009	1	4,590	13,770	42.51%
2010	1	4,800	18,624	100.00%
2011	-	-	-	-
2012	-	-	-	-
2013	-	-	-	-
2014	-	-	-	-
2015	-	-	-	-
2016	-	-	-	-

Southwide Industrial Center #6
Year Ending December 31	Number of Leases Expiring	Approx. Gross Leasable Area of Expiring Leases (Sq. Ft.)	Total Annual Base Rental Income of Expiring Leases ($)	% of Total Annual Base Rental Income Represented by Expiring Leases
2007	-	-	-	-
2008	1	10,800	28,836	26.55%
2009	1	8,100	29,160	36.56%
2010	1	15,570	50,603	100.00%
2011	-	-	-	-
2012	-	-	-	-
2013	-	-	-	-
2014	-	-	-	-
2015	-	-	-	-
2016	-	-	-	-

Southwide Industrial Center #7
Year Ending December 31	Number of Leases Expiring	Approx. Gross Leasable Area of Expiring Leases (Sq. Ft.)	Total Annual Base Rental Income of Expiring Leases ($)	% of Total Annual Base Rental Income Represented by Expiring Leases
2007	-	-	-	-
2008	2	29,160	90,396	32.77%
2009	4	92,329	185,463	100.00%
2010	-	-	-	-
2011	-	-	-	-
2012	-	-	-	-
2013	-	-	-	-
2014	-	-	-	-
2015	-	-	-	-
2016	-	-	-	-

Stone Fort Distribution Center #1
Year Ending December 31	Number of Leases Expiring	Approx. Gross Leasable Area of Expiring Leases (Sq. Ft.)	Total Annual Base Rental Income of Expiring Leases ($)	% of Total Annual Base Rental Income Represented by Expiring Leases
2007	-	-	-	-
2008	-	-	-	-
2009	1	500,000	1,185,000	100.00%
2010	-	-	-	-
2011	-	-	-	-
2012	-	-	-	-
2013	-	-	-	-
2014	-	-	-	-
2015	-	-	-	-
2016	-	-	-	-

Stone Fort Distribution Center #4
Year Ending December 31	Number of Leases Expiring	Approx. Gross Leasable Area of Expiring Leases (Sq. Ft.)	Total Annual Base Rental Income of Expiring Leases ($)	% of Total Annual Base Rental Income Represented by Expiring Leases
2007	-	-	-	-
2008	-	-	-	-
2009	-	-	-	-
2010	-	-	-	-
2011	-	-	-	-
2012	-	-	-	-
2013	-	-	-	-
2014	-	-	-	-
2015	-	-	-	-
2016	1	86,072	255,634	100.00%

AT&T - Cleveland.

At closing, the seller’s affiliate, AT&T Services, Inc., entered into two separate leases for the office building and the parking garage, which together comprise 100% of the total gross leasable area of the property.  As of April 1, 2007, this property was 100% leased by AT&T Services.  The office building lease requires AT&T Services to pay base annual rent on a monthly basis in an amount of approximately $502,700; the total rent for the first year of this lease is expected to be approximately $6 million, with annual increases of 2.6% per year thereafter.  The parking garage lease requires AT&T Services to pay base annual rent on a monthly basis in an amount of approximately $36,500; the total rent for the first year of this lease is expected to be approximately $0.5 million with annual increases of 3% per year thereafter.  AT&T Services has the right to reduce its space by 65,420 square feet in 2009 and by an additional 140,553 square feet in 2011.  If AT&T exercises their right to reduce their space by 65,420 square feet in 2009, then their annual base rent will decrease by $.9 million.  If AT&T exercises their right to reduce their space by an additional 140,553 square feet in 2011, then their annual base rent will decrease by approximately $2.0 million.  AT&T Inc., the parent of the tenant, has agreed to guarantee the tenant’s obligations under the lease.  The lease with this tenant requires the tenant to pay annual base rent on a monthly basis as follows:

	Approximate GLA Leased	% of Total	Base Rent Per Square Foot Per	Renewal	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Options	Beginning	To
AT&T Services	458,646 (2)	100%	13.15 (1)	4/5 yr.	03/07	09/19

(1)

This lease provides for an annual 2.6% base rent increase.

(2)

This lease provides for two rights to reduce their space in 2009 by 65,420 square feet and 140,553 square feet in 2011.

Potential Acquisitions

We have identified the following property as a potential acquisition:

Shops at Riverstone We anticipate purchasing a fee simple interest in a newly constructed shopping center known as the Shops at Riverstone, which contains approximately 314,542 gross leasable square feet.  The center is located at Highway 6 and Riverstone Boulevard in Missouri City, Texas.  The Shops at Riverstone was built between 2004 and 2006.  As of May 1, 2007, this property was 80% occupied with a total of 250,068 square feet leased to nineteen tenants.  The property competes with at least five other retail centers in the Far Southwest submarket of the Houston retail market for sales, tenants or both.

We anticipate purchasing this property from unaffiliated third parties, Riverstone Retail Partners, Ltd., LASCO Riverstone Retail Partners, Ltd., Riverstone Copperfield Retail Partners, Ltd. and Riverstone Place Retail Partners, Ltd., for approximately $53.9 million in cash, of which approximately $10.5 million remains subject to future earnouts for 24,667 gross leasable square feet of vacant and unleased space and 30,000 gross leasable square feet of space in the process of being built out by a tenant.  The seller has up to thirty-six months to lease the earnout space, provided however, that there is an adjustment to the purchase price formula with respect to the earnout after twenty-four months based on the changes in the ten year treasury rate between the date of the initial closing and the second anniversary of that closing to lease earnout space, in order to earn all or a portion of these amounts.  We anticipate paying the purchase price in cash and may later borrow monies using this property as collateral.

If this property is acquired, we do not intend to make significant repairs or improvements to it over the next few years.  However, if any repairs or improvements are made, the tenants may be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their leases.

We are of the opinion that the property will be adequately covered by insurance when we acquire it.

Two tenants, Hobby Lobby and LA Fitness, each lease more than 10% of the total gross leasable area of the property.  The leases with these tenants require the tenants to pay base annual rent on a monthly basis as follows:

Base Rent
	Approximate	% of	Per Square
	GLA Leased	Total	Foot Per	Renewal	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Options	Beginning	To

Hobby Lobby	60,971	19	7.95	3/5 yr.	10/06	10/16
			8.25		11/16	10/21

LA Fitness	45,000	14	15.57		12/05	03/11
			(1)		04/11	03/16
					04/16	12/20

(1) This lease provides for an increase in base rent based on the greater of the 200% increase in the Consumer Price Index or $45,000 per annum.

In general, each tenant is required to pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants only require the tenants to pay these expenses up to a certain amount.

Real estate taxes paid in 2007 for the tax year ended 2006 (the most recent tax year for which information is generally available) were approximately $358,055.  The real estate taxes paid were calculated by multiplying the Shops at Riverstone’s assessed value by a tax rate of 1.54%.

For federal income tax purposes, the depreciable basis in this property, if acquired, will be approximately $40.4 million.  We calculate depreciation expense for tax purposes using the modified accelerated cost recovery system method.  We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

The following table sets forth information with respect to the expiration of the leases in place at this property:

Year Ending December 31	Number of Leases Expiring	Approx. Gross Leasable Area of Expiring Leases (Sq. Ft.)	Total Annual Base Rental Income of Expiring Leases ($)	% of Total Annual Base Rental Income Represented by Expiring Leases
2007	-	-	-	-
2008	-	-	-	-
2009	-	-	-	-
2010	-	-	-	-
2011	1	1,256	31,400	0.91%
2012	5	17,300	332,050	9.71%
2013	-	-	-	-
2014	1	3,000	78,000	2.53%
2015	2	12,277	258,906	8.39%
2016	5	69,196	714,925	25.41%

The table below sets forth certain information with respect to the occupancy rate at Shops at Riverstone expressed as a percentage of total gross leasable area and the average effective annual base rent per square foot.

Year Ending December 31	Occupancy Rate as of December 31	Effective Annual Rental Per Square Foot ($)
2006	70%	12.11
2005	31%	11.94
2004	1%	24.00
2003	-	-
2002	-	-

Plan of Distribution

The following information, which was previously inserted at the end of the “Plan of Distribution” section on page 322 of the prospectus, has been updated as follows:

The following table provides information regarding shares sold in our offering as of May 1, 2007.

	Shares	Gross Proceeds ($) (1)	Commissions and Fees ($) (2)	Net Proceeds ($) (3)

From our Sponsor:	20,000	200,000	-	200,000

Shares sold in the offering:	350,190,722	3,501,907,220	367,700,258	3,134,206,962

Shares sold pursuant to our distribution reinvestment program:	4,629,095	43,976,402	-	43,976,402

Shares repurchased pursuant to our share repurchase program	(214,233)	(1,981,658)	-	(1,981,658)

	354,625,584	3,544,101,964	367,700,258	3,176,401,706

(1)

Gross proceeds received by us as of the date of this table for shares sold to investors pursuant to accepted subscription agreements.

(2)

Inland Securities Corporation serves as dealer manager of this offering and is entitled to receive selling commissions and certain other fees, as discussed further in our prospectus.

(3)

Number reflects net proceeds prior to paying organizational and offering expenses other than selling commissions, marketing contributions and due diligence expense allowances.